Exhibit 99.4
For Immediate Release:
Time Warner Inc. Declares Spin-Off Dividend of Time Warner Cable Inc. Shares and
Announces March 27 Effective Date for One-for-Three Reverse Stock Split
NEW YORK, February 26, 2009 – Time Warner Inc. (NYSE:TWX) today announced that it will complete the legal and structural separation of Time Warner Cable Inc. (NYSE:TWC) from Time Warner through a tax-free spin-off involving a dividend distribution of all of the Time Warner Cable common stock held by Time Warner to Time Warner stockholders. The distribution will be made on March 27, 2009 to Time Warner stockholders of record at 8 p.m. on March 12, 2009.
Time Warner Chairman and Chief Executive Officer Jeff Bewkes said:  “We’re confident that this separation will benefit Time Warner and Time Warner Cable stockholders. Both companies will be better positioned to compete, with capital structures more suited to their respective needs as well as greater operational, financial and strategic flexibility. At the remaining Time Warner businesses, we’ll stay focused on what we do best – creating, packaging and distributing our branded, high-quality content.”
This separation is subject to the satisfaction of the conditions listed in a separation agreement entered into on May 20, 2008, by and among Time Warner, Time Warner Cable and certain of their subsidiaries. If the conditions are met in accordance with the timing currently contemplated, the separation will be effective at the record date for the distribution, and book-entry account statements reflecting the Time Warner Cable shares will be distributed to the eligible Time Warner stockholders on or about March 27, 2009.
In connection with the distribution of its Time Warner Cable shares, Time Warner also announced today that its Board of Directors has approved a one-for-three reverse stock split of the Time Warner common stock, which will become effective at 7 p.m. on March 27, 2009.
Please see http://www.timewarner.com/investors for additional information, including Frequently Asked Questions, regarding the spin-off of Time Warner Cable and the reverse stock split of Time Warner common stock described in this release.
Spin-Off Dividend of Time Warner Cable Shares to Time Warner Stockholders
Time Warner stockholders will receive a pro rata portion of all of the Time Warner Cable common stock held by Time Warner for each share of Time Warner common stock they hold on the record date of 8 p.m. on March 12, 2009. As of February 13, 2009, there were 3,587,795,646 shares of Time Warner common stock issued and outstanding, and as of today, Time Warner holds a total of 901 million shares of Time Warner Cable common stock, or approximately 0.251129 Time Warner Cable shares per Time Warner share. Earlier today, Time Warner Cable announced that it expects to effect a one-for-three reverse stock split of its common stock on March 12, 2009. As stated above, Time Warner also expects to effect a one-for-three reverse stock split of its common stock, which will become effective at 7 p.m. on March 27, 2009, after the distribution of its Time Warner Cable common stock is complete. Consequently, the distribution ratio for the pro rata distribution of Time Warner Cable common stock will reflect the reverse stock split of the Time Warner Cable common stock, but not the reverse stock split of the Time Warner common stock. Based on this information, Time Warner expects to distribute approximately 0.083710 share of Time Warner Cable common stock for each share of Time Warner common stock that Time Warner stockholders hold on the record date. The Company will announce the final distribution ratio after the March 12 record date when the number of outstanding shares of Time Warner common stock has been determined.
One of the conditions to the distribution is the payment by Time Warner Cable of a special cash dividend of approximately $10.9 billion to be distributed pro rata to holders of Time Warner Cable common stock, including about $9.25 billion to Time Warner. Earlier today, Time Warner Cable announced that its Board of Directors has declared a special dividend of $10.27 per share, or an aggregate of approximately $10.9 billion, to holders of Time Warner Cable common stock as of the close of business on March 11, 2009, with a payment date of March 12, 2009.

No action is required by Time Warner stockholders to receive the shares of Time Warner Cable common stock. Stockholders who hold Time Warner common stock at the record date will receive a book-entry account statement reflecting their ownership of Time Warner Cable common stock or their brokerage account will be credited with the Time Warner Cable shares.
Fractional shares of Time Warner Cable common stock will not be distributed to Time Warner stockholders. Instead, the fractional shares of Time Warner Cable common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Time Warner stockholders who would otherwise hold Time Warner Cable fractional shares.
Time Warner has received a private letter ruling from the U.S. Internal Revenue Service and an opinion of counsel that the distribution of Time Warner Cable common stock to Time Warner stockholders qualifies as a tax-free distribution for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares.  Non-U.S. stockholders may be subject to tax on the distribution in jurisdictions other than the U.S.  Time Warner stockholders are urged to consult their tax advisors regarding the particular consequences of the distribution in their situation, including the applicability and effect of any U.S. federal, state, local and foreign tax laws.
One-for-Three Reverse Stock Split
At 7 p.m. on March 27, 2009, the effective time of the reverse stock split, each three shares of Time Warner common stock outstanding will automatically convert into one share of Time Warner common stock. Time Warner’s stockholders authorized the Board to implement the reverse stock split at a Special Meeting of Stockholders held on January 16, 2009.
No fractional shares will be issued in connection with the Time Warner reverse stock split. Instead, any Time Warner stockholder who would otherwise hold a fractional share of Time Warner common stock as a result of the reverse stock split will receive a cash payment in lieu of any such fractional share equal to (i) the fractional share interest to which the stockholder would otherwise be entitled multiplied by (ii) the volume weighted average price of the Time Warner common stock on the effective day of the reverse stock split as reported on the New York Stock Exchange Composite Tape (on a post-reverse stock split basis, as adjusted).
A letter of transmittal relating to the reverse stock split will be mailed to holders of physical certificates representing Time Warner common stock once the reverse stock split is effective. All Time Warner stockholders will ultimately receive their replacement shares of Time Warner common stock in book-entry form along with a cash payment for any fractional share.
As stated above, as of February 13, 2009, there were 3,587,795,646 shares of Time Warner common stock issued and outstanding. After giving effect to the reverse stock split at a ratio of one-for-three, there will be approximately 1.2 billion shares of common stock issued and outstanding.
Trading of Time Warner Common Stock
Shares of Time Warner common stock will continue to trade “regular way” on the New York Stock Exchange through the period leading up to and including the distribution date of March 27, 2009. Any holders of shares of Time Warner common stock who sell Time Warner shares “regular way” on or before March 27, 2009 will also be selling their right to receive shares of Time Warner Cable common stock. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Time Warner common stock on or before the distribution date.

The CUSIP number for the new Time Warner Common stock that will be outstanding after the reverse stock split has become effective at 7 p.m. on March 27, 2009 will be 887317 303.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about the plans, objectives, expectations and intentions of Time Warner, including the benefits of the separation of Time Warner Cable from Time Warner, and other statements that are not historical facts. These statements are based on the current expectations and beliefs of Time Warner’s management and are subject to uncertainty and changes in circumstances. Time Warner cautions readers that any forward-looking information is not a guarantee of future performance and that actual results may vary materially from those expressed or implied by the statements herein, due to the conditions to the consummation of the transactions relating to the separation of Time Warner Cable from Time Warner, changes in economic, business, competitive, technological, strategic or other regulatory factors, as well as factors affecting the operation of the businesses of Time Warner and Time Warner Cable. More detailed information about certain of these and other factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K in the sections entitled “Caution Concerning Forward-Looking Statements” and “Risk Factors.” Various factors could cause actual results to differ from those set forth in the forward-looking statements including, without limitation, the failure of Time Warner Cable to pay the special cash dividend (described above) and the risk that the anticipated benefits from the transactions may not be fully realized or may take longer to realize than expected. Time Warner is under no obligation to, and expressly disclaims any obligation to, update or alter the forward-looking statements contained in this document, whether as a result of new information, future events or otherwise.

Contacts:
Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482
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